Exhibit (a)(1)(xiii)
Tender Offer Exchange Tax example - Israel Preparation Date: April 2, 2009

Options subject to blended tax rate Options granted between February 7, 2007 and December 23, 2008 and that are vested on expected replacement date of April 22, 2009, are subject to blended tax rate. Options that are not vested on replacement date will be under 102-n Capital Gains track, if we receive the ruling from the ITA we requested. Blended tax rate = labor tax rate + Capital gain (Linear time proportion): Grant date - Replacement Grant date: Labor tax rate Replacement Grant Date - Exercise date: Capital gain NOTE: ALL OPTIONS GRANTED PRIOR TO FEBRUARY 7, 2007 AND AFTER DECEMBER 23, 2008 MEET ITA FILING REQUIREMENTS Total tax =(Replacement grant date - grant date)/(Exercise date - grant date)*gain*LTR+ (Exercise date- Replacement grant date)/(exercise date - grant date)*gain*CGT Feb 07 Labor tax rate Replacement grant date Capital gain track Exercise date

Options subject to blended tax rate - example Numerical example - facts: Grant of 4,400 options on April 15, 2008. Grant price: $15 Re-priced option - $10 (hypothetical exercise price on April 22, 2009) Selling date April 15, 2013, total 5 years holding Selling price - $20 (hypothetical) April 15, 2008 to April 22, 2009 (expected replacement grant date) - Labor tax rate (first period). April 22, 2009 to exercise date - capital gain tax rate (second period). April 22 ,2009: 1/4 of the granted options are vested. Tax regulations require minimum of 2 years lockup, starting replacement grant date, to get capital gains track. Tax calculation : Under the exchange 4,400 options ? 4,000 options (ratio 1.1) 1,000 options (vested); 3,000 options (unvested), on the replacement grant date. Total Tax: Options vested on the replacement grant date: 1,000*(20-10)*1year/5years*Labor tax + 1,000*(20-10)*4years/5years*CGT Options unvested on the replacement grant date: 3,000*(20-10)*CGT Explanation (1,000 vested options): 1/5 of the gain is subject to marginal tax rate as 1 year out of 5 was under labor tax regime. 4/5 of the gain is subject to capital gain tax rate as 4 year out of 5 were under CGT regime.

Points to Remember - Israeli Tax Ruling No guarantee we will receive the ruling (or upon what terms) - In the absence of a ruling, the exchange would entail an immediate tax event (on the value of the surrendered options vested on the replacement grant date at labor income rates) - which will be borne by the option holder Value of the surrendered options - calculated by Black Scholes formula ITA Follow Up